Exhibit 107

Form S-1

(Form Type)

ScanTech AI Systems Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value 0.0001$ per stock	457(g)	5,372,177	$1.40	$7,521,048	0.00015310	$1,151.47

	Total Offering Amounts							$1,151.47
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$1,151.47

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	The closing price of ScanTech AI’s Common Stock on February 4, 2025, as reported by the Nasdaq Global Market.